Exhibit 99.1

News Release

Rambus Signs Comprehensive License Agreement with Qualcomm

Agreement enables broad adoption of Rambus technologies for

inclusion in Qualcomm chipsets

SUNNYVALE, Calif. - June 11, 2014 - Rambus Inc. (NASDAQ:RMBS) today announced that it has signed a comprehensive patent license agreement with Qualcomm Global Trading Pte. Ltd., a subsidiary of Qualcomm Incorporated. The agreement provides Qualcomm Incorporated and its subsidiaries with access to innovative patented memory, interface, and security technologies from Rambus. Other terms of the agreement are confidential.

“This agreement highlights our ongoing commitment to providing access to valuable memory and security technologies to industry leaders,” said Dr. Ron Black, president and chief executive officer at Rambus. “Engaging with Qualcomm with this agreement gives us an opportunity to collaborate with the broader industry to bring compelling solutions to the segment.”

In addition to certain high-performance, low-power memory innovations, this agreement provides Qualcomm Incorporated and its subsidiaries with access to patented security technologies developed by the Cryptography Research (CRI) division of Rambus. These security technologies include countermeasures for protecting integrated circuit systems on a chip (SoCs) against differential power analysis and other side channel attacks.

Rambus continues to innovate across memory architectures and security to meet the emerging requirements of device-driven segments like mobile and cloud. Working with industry leaders like Qualcomm positions Rambus’ inventions for broad adoption.

Follow Rambus

Company website: www.rambus.com

Rambus blog: www.rambus.com/news-events/blog

Twitter: @rambusinc

LinkedIn: www.linkedin.com/company/rambus

Facebook: www.facebook.com/RambusInc

##

About Rambus Inc.

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

Press contacts:

Darah Roslyn or Sam Katzen

MSLGROUP

(415) 512-0770

rambus@schwartzmsl.com